Exhibit 99.2

Entergy 639 Loyola Avenue New Orleans, LA 70113

News Release

Date:	Nov. 1, 2011

For Release:	Immediately

Contact:	Michael Burns (News Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Reports Third Quarter Earnings

New Orleans, La.  Entergy Corporation (NYSE: ETR) today reported third quarter 2011 as-reported earnings of $628.1 million, or $3.53 per share, compared with $492.9 million, or $2.62 per share, for third quarter 2010. On an operational basis, Entergy’s third quarter 2011 earnings were $628.1 million, or $3.53 per share, compared with $518.1 million, or $2.76 per share, in third quarter 2010.

Consolidated Earnings – Reconciliation of GAAP* to Non-GAAP Measures
Third Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported Earnings	3.53	2.62	0.91	6.67	5.38	1.29
Less Special Items	-	(0.14)	0.14	-	(0.40)	0.40
Operational Earnings	3.53	2.76	0.77	6.67	5.78	0.89
      *GAAP refers to United States generally accepted accounting principles.

Operational Earnings Highlights for Third Quarter 2011

•
Utility results were higher due primarily to a tax settlement that resulted in a significant decrease in income tax expense, which was partially offset by a regulatory charge to reflect the portion of the tax benefit that will be shared with Entergy Louisiana, LLC’s customers.

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Entergy Reports Third Quarter Earnings

Nov. 1, 2011

•	Entergy Wholesale Commodities earnings decreased as a result of lower net revenue, due primarily to lower pricing associated with the nuclear fleet, and a higher effective income tax rate.
•	Parent & Other results declined due primarily to higher income tax expense on Parent & Other activities.

“Legal and regulatory proceedings dominated the quarter. In September, the trial on our federal lawsuit to prevent the state of Vermont from forcing Vermont Yankee to close in March of next year, despite the fact that the NRC has extended the license, was completed. A ruling from the District Court could be issued at any time. In New York, the hearing before Administrative Law Judges of the New York State Department of Environmental Conservation is under way and expected to continue into 2012,” said J. Wayne Leonard, Entergy’s chairman and chief executive officer. “While we don’t expect final resolution - that is, appeals are always likely - for either of these issues in the immediate future, we are now moving out of the political arena and into the judicial system. Facts matter and we believe in our cases.

“The Utility also continues to make progress on key initiatives. The Arkansas Public Service Commission issued an order late last week in its proceeding on post-System Agreement transition for Entergy Arkansas, Inc. The order provides needed clarity, affirms that an RTO is the right answer, and opens the pathway for the other operating companies to move forward. We will submit a change of control filing in Arkansas to join MISO within the next 30 days.”

Other Business Highlights

•	Entergy Gulf States Louisiana, L.L.C., Entergy Louisiana and Entergy New Orleans, Inc. received orders resolving their 2010 test year formula rate plan filings.

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Entergy Reports Third Quarter Earnings

Nov. 1, 2011

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Entergy Wholesale Commodities announced its agreement to acquire the Rhode Island State Energy Center, a 583-megawatt combined-cycle gas turbine facility, including a planned 33-megawatt uprate, for $346 million.

•
Entergy was recognized for the 10th consecutive year as a leader in sustainability by the Dow Jones Sustainability Index. In addition, the Carbon Disclosure Project named Entergy to the Carbon Disclosure Leadership Index for the seventh time in eight years.

Entergy will host a teleconference to discuss this release at 10 a.m. CT on Tuesday, Nov. 1, 2011, with access by telephone, (719) 457-2080, confirmation code 4650540. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available through Nov. 8, 2011, by dialing (719) 457-0820, confirmation code 4650540. The replay will also be available on Entergy’s website at www.entergy.com.

Utility

In third quarter 2011, Utility’s as-reported and operational earnings were $524.1 million, or $2.95 per share, compared to $333.6 million, or $1.78 per share, on the same bases in third quarter 2010. Earnings in the current quarter reflect a tax settlement with the Internal Revenue Service entered into in August 2011 that resulted in a significant decrease in income tax expense. The majority of the income tax expense effect from the IRS settlement was recorded at the Utility; there was also some effect at the other business segments. Utility income tax expense was also lower in the current quarter due to the absence of the net effect of consolidated income tax adjustments across the Entergy companies in the third quarter of last year, which net to zero on a consolidated basis.

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Entergy Reports Third Quarter Earnings

Nov. 1, 2011

A portion of the Utility tax benefit from the IRS settlement will be shared with Entergy Louisiana customers, consistent with the settlement approved by the Louisiana Public Service Commission in October 2011. As a result, the decrease in Utility income tax expense was partially offset by a decrease in net revenue attributed to the regulatory charge recorded to reflect the customer sharing arrangement. Excluding the regulatory charge, net revenue was slightly lower than the prior year. Weather was significantly warmer than normal in the third quarter of both years. Also contributing to the higher earnings was lower non-fuel operation and maintenance expense due primarily to a reduction in compensation and benefit expenses. These benefits were partially offset by higher depreciation and amortization expense from higher depreciable plant balances.

Residential sales in third quarter 2011, on a weather-adjusted basis, increased 0.1 percent compared to third quarter 2010. Commercial and governmental sales, on a weather-adjusted basis, increased 0.3 percent quarter over quarter. Industrial sales in the third quarter increased 7.3 percent compared to the same quarter of 2010.

Overall retail sales growth, on a weather-adjusted basis, was 2.6 percent in the third quarter of this year driven by strong industrial sales. Entergy’s service territory continues to benefit from expansions. Entergy Louisiana, Entergy Texas, Inc. and Entergy Mississippi, Inc. had the strongest industrial sales growth at 15.1 percent, 9.5 percent, and 3.1 percent, respectively.

Entergy Wholesale Commodities

Entergy Wholesale Commodities earned $130.2 million, or 73 cents per share, on as-reported and operational bases in third quarter 2011 compared to as-reported earnings of $143.0 million, or 76 per cents per share, and operational earnings of $168.2 million, or 90 cents per share, in third quarter 2010. Entergy Wholesale Commodities operational earnings declined partially as a result of lower net revenue driven by lower energy and capacity pricing on its nuclear fleet. The effect of lower pricing was partially offset by higher volume as a result of fewer refueling and unplanned nuclear outage days. A higher effective income tax rate also contributed to the Entergy Wholesale Commodities earnings decline. The higher income tax expense was due primarily to the absence of the net effect of consolidated income tax adjustments across the Entergy companies in the third quarter of last year, which net to zero on a consolidated basis. These items were partially offset by lower non-fuel operation and maintenance expense attributable primarily to lower compensation and benefit expenses and the absence of a write-off of capitalized engineering costs associated with a potential uprate project in the previous period.

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Entergy Reports Third Quarter Earnings

Nov. 1, 2011

Parent & Other

Parent & Other reported a loss of $26.3 million, or 15 cents per share, on as-reported and operational bases in third quarter 2011, compared to earnings of $16.2 million, or 8 cents per share, on the same bases in the third quarter of last year. Higher income tax expense on Parent & Other activities was the primary factor driving results for the quarter. Income tax expense was higher due to the absence of a reversal of an income tax reserve recorded in the third quarter of last year. The absence of the net effect of consolidated income tax adjustments also contributed.

Earnings Guidance

As a result of the Internal Revenue Service and LPSC settlements discussed above, Entergy revised its 2011 as-reported and operational earnings guidance to a range of $7.15 to $7.65 per share. Entergy’s previous guidance range was $6.35 to $6.85 per share on both as-reported and operational bases. The midpoint of Entergy’s 2011 earnings guidance is adjusted only to reflect the year-to-date income tax expense adjustments above the level assumed in the original guidance, including the IRS settlement agreement, net of amount to be shared with Entergy Louisiana’s customers.

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Entergy Reports Third Quarter Earnings

Nov. 1, 2011

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 15,000 employees.

Additional information regarding Entergy’s quarterly results of operations, regulatory proceedings and other operations is available in Entergy’s investor news release dated Nov. 1, 2011, a copy of which has been filed today with the Securities and Exchange Commission on Form 8-K and is available on Entergy’s investor relations website at www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in: (i) Entergy’s Form 10-K for the year ended December 31, 2010; (ii) Entergy’s Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011; and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.

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Appendix A provides a reconciliation of GAAP as-reported earnings to non-GAAP operational earnings.

Appendix A: Consolidated Earnings – Reconciliation of GAAP to Non-GAAP Measures Third Quarter and Year-to-Date 2011 vs. 2010
(Per share in U.S. $)
	Third Quarter			Year-to-Date
	2011	2010	Change	2011	2010	Change
As-Reported
Utility	2.95	1.78	1.17	5.24	3.68	1.56
Entergy Wholesale Commodities	0.73	0.76	(0.03)	1.78	1.77	0.01
Parent & Other	(0.15)	0.08	(0.23)	(0.35)	(0.07)	(0.28)
Consolidated As-Reported Earnings	3.53	2.62	0.91	6.67	5.38	1.29

Less Special Items
Utility	-	-	-	-	-	-
Entergy Wholesale Commodities	-	(0.14)	0.14	-	(0.50)	0.50
Parent & Other	-	-	-	-	0.10	(0.10)
Consolidated Special Items	-	(0.14)	0.14	-	(0.40)	0.40

Operational
Utility	2.95	1.78	1.17	5.24	3.68	1.56
Entergy Wholesale Commodities	0.73	0.90	(0.17)	1.78	2.27	(0.49)
Parent & Other	(0.15)	0.08	(0.23)	(0.35)	(0.17)	(0.18)
Consolidated Operational Earnings	3.53	2.76	0.77	6.67	5.78	0.89

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Entergy Corporation
Consolidated Income Statement
Three Months Ended September 30
(in thousands)

	2011	2010
	(unaudited)
Operating Revenues:
Electric	$2,733,601	$2,638,752
Natural gas	26,439	27,263
Competitive businesses	635,513	666,161
Total	3,395,553	3,332,176
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	849,982	748,863
Purchased power	475,335	484,694
Nuclear refueling outage expenses	64,566	64,885
Other operation and maintenance	708,821	808,688
Decommissioning	56,467	53,380
Taxes other than income taxes	152,044	138,217
Depreciation and amortization	283,581	264,621
Other regulatory charges (credits) – net	203,848	(1,814)
Total	2,794,644	2,561,534
Operating Income	600,909	770,642
Other Income (Deductions):
Allowance for equity funds used during construction	21,516	15,064
Interest and investment income	33,238	38,705
Miscellaneous – net	(14,137)	(14,748)
Total	40,617	39,021
Interest Expense:
Interest expense	137,301	136,075
Allowance for borrowed funds used during construction	(9,713)	(8,949)
Total	127,588	127,126
Income Before Income Taxes	513,938	682,537
Income Taxes	(119,131)	184,636
Consolidated Net Income	633,069	497,901
Preferred Dividend Requirements of Subsidiaries	5,015	5,015
Net Income Attributable to Entergy Corporation	$628,054	$492,886

Earnings Per Average Common Share
Basic	$3.55	$2.65
Diluted	$3.53	$2.62

Average Number of Common Shares Outstanding – Basic	176,950,469	185,962,431
Average Number of Common Shares Outstanding – Diluted	177,723,020	187,777,172

Entergy Corporation
Consolidated Income Statement
Nine Months Ended September 30
(in thousands)

	2011	2010
	(unaudited)
Operating Revenues:
Electric	$6,811,538	$6,859,791
Natural gas	126,453	154,426
Competitive businesses	1,802,050	1,940,256
Total	8,740,041	8,954,473
Operating Expenses:
Operation and maintenance:
Fuel, fuel-related expenses, and gas purchased for resale	1,921,007	1,939,077
Purchased power	1,289,180	1,376,055
Nuclear refueling outage expenses	191,517	191,395
Other operation and maintenance	2,077,066	2,211,382
Decommissioning	167,229	157,423
Taxes other than income taxes	406,493	400,597
Depreciation and amortization	812,672	789,392
Other regulatory charges (credits) – net	204,338	15,555
Total	7,069,502	7,080,876
Operating Income	1,670,539	1,873,597
Other Income (Deductions):
Allowance for equity funds used during construction	59,558	45,990
Interest and investment income	95,906	121,869
Miscellaneous – net	(40,498)	(32,050)
Total	114,966	135,809
Interest Expense:
Interest expense	409,484	463,454
Allowance for borrowed funds used during construction	(27,397)	(27,274)
Total	382,087	436,180
Income Before Income Taxes	1,403,418	1,573,226
Income Taxes	196,072	536,227
Consolidated Net Income	1,207,346	1,036,999
Preferred Dividend Requirements of Subsidiaries	15,046	15,048
Net Income Attributable to Entergy Corporation	$1,192,300	$1,021,951

Earnings Per Average Common Share
Basic	$6.70	$5.44
Diluted	$6.67	$5.38

Average Number of Common Shares Outstanding – Basic	177,857,667	187,968,582
Average Number of Common Shares Outstanding – Diluted	178,805,215	189,914,439

Entergy Corporation
Utility Electric Energy Sales & Customers

Three Months Ended September 30

	2011	2010	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	12,376	12,365	0.1	0.1
Commercial	8,655	8,660	(0.1)	0.1
Governmental	689	681	1.2	2.2
Industrial	11,024	10,276	7.3	7.3
Total to Ultimate Customers	32,744	31,982	2.4	2.6
Wholesale	1,038	1,063	(2.4)
Total Sales	33,782	33,045	2.2

Nine Months Ended September 30

	2011	2010	% Change	% Weather-Adjusted
	(Millions of kWh)
Electric Energy Sales:
Residential	29,411	29,715	(1.0)	0.4
Commercial	22,048	21,935	0.5	(0.1)
Governmental	1,875	1,854	1.2	0.8
Industrial	30,681	28,871	6.3	6.3
Total to Ultimate Customers	84,015	82,375	2.0	2.4
Wholesale	3,021	3,351	(9.8)
Total Sales	87,036	85,726	1.5

September 30

	2011	2010	% Change
Electric Customers (End of period):
Residential	2,369,437	2,356,216	0.6
Commercial	337,558	334,642	0.9
Governmental	16,345	16,166	1.1
Industrial	47,575	47,622	(0.1)
Total Ultimate Customers	2,770,915	2,754,646	0.6
Wholesale	23	24	(4.2)
Total Customers	2,770,938	2,754,670	0.6